V-ONE CORPORATION
                                                   20250 CENTURY BOULEVARD
                                                   SUITE 300
                                                   GERMANTOWN, MD 20874
                                                   (NASDAQ: VONE)




AT THE COMPANY                       AT FINANCIAL RELATIONS BOARD
Charles Griffis                      Paul Henning -- General Info (212) 661-8030
SVP, CFO and Treasurer               Carolynne O'Grady -- Analyst (212) 661-8030
(301) 515-5243                       Martin Gitlin -- Media (212) 661-8030

AT MILLER SHANDWICK
Mary Carlisle
(415) 962-9550

FOR IMMEDIATE RELEASE
December 9, 1997

                    V-ONE CORPORATION ANNOUNCES NEW FINANCING


GERMANTOWN, MD, DECEMBER 9, 1997 -- V-ONE Corporation (Nasdaq: VONE), a provider of complete security solutions for use over public and private networks, today announced that it has negotiated a $4 million private placement facilitated by Wharton Capital, a New York based financial consulting firm. Under the terms of the agreement, V-ONE will issue Series A convertible preferred stock to a single institutional investor on December 8, 1997.

The Company also received a commitment, at the Company's option, from the same institutional investor for an additional $4 million tranche of Series A convertible preferred stock on substantially similar terms.

"The financing will provide V-ONE with the flexibility and resources to support the important marketing efforts for its SmartGate(TM) security solutions," said David Dawson, President and Chief Executive Officer.

Providing top-rated security products since 1993, V-ONE Corporation develops and licenses SmartGate, a patented, award-winning client/server product that is the foundation of V-ONE's products. Major financial institutions, government agencies, and large health care organizations use SmartGate for its integrated authentication, encryption and access control options. SmartGate tightly manages controlled users accessing sensitive data without changing an organization's existing firewalls, applications, legacy systems, or network architecture.

                                     -MORE-

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V-ONE Corporation
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SmartGate also allows  varying  degrees of trust to be established in a network, ensuring that different levels of access are permitted for different groups of users. In May, SmartGate won a Best of Show award at Networld+Interop 97 in Las Vegas for network server software. V-ONE is headquartered in Germantown, MD. Product and security information, white papers and the company's latest news
releases   may   be   accessed   via   V-ONE's    World   Wide   Web   site   at
http://www.v-one.com.

To receive V-ONE's latest news and other corporate developments via fax at no cost, please call 1-800-PRO-INFO. Use company code VONE. Or visit The Financial Relations Board's web site at http://www.frbinc.com.

THIS RELEASE, OTHER THAN HISTORICAL FINANCIAL INFORMATION, MAY CONSIST OF FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THESE STATEMENTS MAY DIFFER IN A MATERIAL WAY FROM ACTUAL FUTURE EVENTS. FOR INSTANCE, FACTORS WHICH COULD CAUSE RESULTS TO DIFFER FROM FUTURE EVENTS INCLUDE RAPID RATES OF TECHNOLOGICAL CHANGE AND INTENSE COMPETITION, AMONG OTHERS. READERS ARE ALSO REFERRED TO THE DOCUMENTS FILED BY V-ONE CORPORATION WITH THE SEC, SPECIFICALLY THE COMPANY'S REGISTRATION STATEMENT AS FILED ON FORM S-1 AND THE LAST REPORT ON FORM 10-K WHICH IDENTIFY IMPORTANT RISK FACTORS FOR THE COMPANY.

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